Exhibit h.13

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made as of May 21, 2018, by and among Tortoise Energy Infrastructure Corporation, a Maryland corporation (the “Fund”), Tortoise Capital Advisors, LLC, a Delaware limited liability company (the “Adviser”), and the purchasers identified on the signature pages hereto (each an “Investor” and collectively, the “Investors”). The Fund, the Adviser and the Investors are referred to herein individually as a “Party” and collectively as the “Parties.”

1.      Authorization and Sale of Shares. The Fund has authorized the sale and issuance of up to One Million Two Hundred Sixteen Thousand Five Hundred and Forty-Five (1,216,545) shares (the “Shares”) of common stock of the Fund, par value $0.001 per share (the “Common Stock”), to the Investors (the “Offering”). Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as defined herein), the Fund will issue and sell to the Investors, and the Investors will purchase from the Fund, that number of Shares set forth next to each Investor’s name on the signature pages hereto at a price of $28.77 per share, an aggregate purchase price from all Investors of $34,999,999.65 (the “Purchase Price”). Each Investor acknowledges that certificates representing the Shares will not be issued and instead the Shares will be credited to the Investor using customary book-entry procedures.

2.      Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall occur on May 22, 2018 at 9:00 a.m. (Kansas City time) or at such later date and time as the Parties may agree upon (such date and time of payment being herein called the “Closing Time”), at the offices of the Fund’s counsel. At the Closing, the Fund shall deliver to each Investor, using customary book-entry procedures, the Shares, and each Investor shall deliver to the Fund, via wire transfer, funds in the full amount of the Purchase Price to the bank account designated by the Fund on Exhibit A hereto.

3.      SEC Documents; Public Offering. The Fund has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-2 (File Nos. 333-209946 and 811-21462) which became effective on April 25, 2018, covering the registration of the Shares under the Securities Act of 1933, as amended (the “1933 Act”), and a notification on Form N-8A of registration of the Fund as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations of the Commission under the 1933 Act and the 1940 Act (the “Rules and Regulations”). Promptly after execution and delivery of this Agreement but in any event prior to the Closing Time, the Fund will prepare and file a post-effective amendment in accordance with Rule 462(d) and a prospectus supplement in accordance with the provisions of Rule 430A (“Rule 430A”) and paragraph (c) and/or (h) of Rule 497 (“Rule 497”) of the Rules and Regulations. The information included in any such prospectus supplement that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to paragraph (b) of Rule 430A is referred to as “Rule 430A Information.” Such registration statement, including the amendments thereto, the exhibits and schedules thereto at the time it became effective and including the Rule 430A Information and any statement of additional information incorporated therein by reference, is herein called the “Registration Statement.” The prospectus in the form furnished to the Investors for use in connection with the issuance and sale of the Shares, including the prospectus supplement filed pursuant to Rule 497 dated May 21, 2018, the base prospectus dated April 25, 2018, and the statement of additional information incorporated therein by reference, is herein collectively referred to as the “Prospectus.”

4.      Representations and Warranties.

4.1.        Representations and Warranties of the Fund. The Fund represents and warrants to the Investors as of the date hereof and as of the Closing Time, and agrees with the Investors, as follows:

(a) Compliance with Registration Requirements. The Registration Statement has become effective under the 1933 Act and the Rule 462(d) post-effective amendment will become effective upon its filing with the Commission. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act, or order of suspension or revocation of registration pursuant to Section 8(e) of the 1940 Act, and no proceedings for any such purpose, have been instituted or are pending or, to the knowledge of the Fund or the Adviser, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Registration Statement and the Rule 462(d) post-effective amendment relating to the issuance and sale of the Shares to each Investor (filed before the Closing Time) became effective and at the Closing Time, the Registration Statement, the Rule 462(d) post-effective amendment, the notification on Form N-8A and all amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act, the 1940 Act and the Rules and Regulations, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto, at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Financial Statements. The statement of assets and liabilities included in the Registration Statement and the Prospectus, together with the related notes, presents fairly in accordance with generally accepted accounting principles (“GAAP”) in all material respects the financial position of the Fund at the date indicated and has been prepared in conformity with GAAP. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of audited financial statements included in the Registration Statement.

(c) No Material Adverse Change. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Fund, whether or not arising in the ordinary course of business (other than as a result of changes in market conditions generally) (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Fund, other than those in the ordinary course of business, which are material with respect to the Fund, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Fund on any class of its capital stock.

(d) Good Standing. The Fund has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement; and the Fund is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(e) Investment Company Status. The Fund is duly registered with the Commission under the 1940 Act as a nondiversified, closed-end management investment company, and no order of suspension or revocation of such registration has been issued or proceedings therefor initiated or, to the Fund’s knowledge, threatened by the Commission.

(f) Authorization of Agreement; Absence of Defaults and Conflicts. This Agreement has been duly authorized, executed and delivered by the Fund and (assuming the due authorization, execution and delivery of each Investor) constitutes a valid and binding obligation of the Fund, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing and except as rights to indemnification or contribution hereunder may be limited by federal or state laws; and neither the execution and delivery of this Agreement nor the performance by the Fund of its obligations hereunder will conflict with, or result in a breach of any of the terms and provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, (i) any agreement or instrument to which the Fund is a party or by which it is bound, (ii) the organizational documents of the Fund, or (iii) to the Fund’s knowledge, any law, order, decree, rule or regulation applicable to it of any jurisdiction, court, federal or state regulatory body, administrative agency or other governmental body, stock exchange or securities association having jurisdiction over the Fund or its properties or operations other than any conflict, breach or default that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and no consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation by the Fund of the transactions contemplated by this Agreement, except as have been obtained or will be obtained prior to the Closing Time.

(g) Authorization and Description of Shares. The Shares to be purchased by each Investor from the Fund hereunder have been duly authorized and, when issued and delivered by the Fund to each Investor against payment of the Purchase Price, will be validly issued, fully paid and non-assessable. The Shares conform to all statements relating thereto contained in the Prospectus and such description conforms in all material respects to the rights set forth in the instruments defining the same; and the issuance and sale of the Shares is not subject to the preemptive or other similar rights of any securityholder of the Fund.

(h) NYSE Listing. The Shares have been duly authorized for listing, upon notice of issuance, on the NYSE and the Fund’s registration statement on Form 8-A under the 1934 Act has become effective.

4.2.       Representations and Warranties of the Adviser. The Adviser represents and warrants to the Investors as of the date hereof and as of the Closing Time and agrees with the Investors, as follows:

(a) Good Standing of the Adviser. The Adviser has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware with full power and authority to own, lease and operate its properties and to conduct its business currently being conducted and is duly qualified as a foreign entity to transact business and is in good standing in each other jurisdiction in which such qualification is required except as would not, individually or in the aggregate, result in a material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of such Adviser, whether or not arising in the ordinary course of business.

(b) Investment Adviser Status. The Adviser is duly registered and in good standing with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is not prohibited by the Advisers Act, the 1940 Act, or the rules and regulations under such acts, from acting under the Investment Advisory Agreement between the Adviser and the Fund as contemplated by the Prospectus.

(c) Authorization of Agreement; Absence of Defaults and Conflicts. This Agreement has been duly authorized, executed and delivered by the Adviser and (assuming the due authorization, execution and delivery of each Investor) constitutes a valid and binding obligation of the Adviser, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing and except as rights to indemnification or contribution hereunder may be limited by federal or state laws; and neither the execution and delivery of this Agreement nor the performance by the Adviser of its obligations hereunder will conflict with, or result in a breach of any of the terms and provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, (i) any agreement or instrument to which the Adviser is a party or by which it is bound, (ii) the organizational documents of the Adviser, or (iii) to the Adviser’s knowledge, any law, order, decree, rule or regulation applicable to it of any jurisdiction, court, federal or state regulatory body, administrative agency or other governmental body, stock exchange or securities association having jurisdiction over the Adviser or its properties or operations other than any conflict, breach or default that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and no consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation by the Adviser of the transactions contemplated by this Agreement, except as have been obtained or will be obtained prior to the Closing Time.

4.3.        Representations and Warranties of the Investors. Each Investor individually represents and warrants to the Fund and the Adviser as of the date hereof and as of the Closing Time, and agrees with the Fund and the Adviser as follows:

(a) Corporate Power and Authority. The Investor has all requisite legal power and authority to own, lease and operate its properties and to conduct its business as currently being conducted and to enter into and perform its obligations under this Agreement.

(b) Authorization of Agreement; Absence of Defaults and Conflicts. This Agreement has been duly authorized, executed and delivered by the Investor, and (assuming the due authorization, execution and delivery of the Fund and the Adviser) constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing and except as rights to indemnification or contribution hereunder may be limited by federal or state laws; and neither the execution and delivery of this Agreement nor the performance by the Investor of its obligations hereunder will conflict with, or result in a breach of any of the terms and provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, (i) any agreement or instrument to which the Investor is a party or by which it is bound, (ii) the organizational documents of the Investor, or (iii) to the Investor’s knowledge, by any law, order, decree, rule or regulation applicable to it of any jurisdiction, court, federal or state regulatory body, administrative agency or other governmental body, stock exchange or securities association having jurisdiction over the Investor or its properties or operations other than any conflict, breach or default that would not, individually or in the aggregate, reasonably be expected to result in a material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Investor, whether or not arising in the ordinary course of business; and no consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation by the Investor of the transactions contemplated by this Agreement, except as have been obtained or will be obtained prior to the Closing Time.

(c) Prospectus. As of the Closing Time, the Investor has received and read the Prospectus and the information incorporated by reference therein. The Investor understands that nothing in the Prospectus, this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor acknowledges that neither the Fund, the Adviser nor any of their representatives or affiliates is acting as a fiduciary, financial advisor or investment adviser to Investor, and has not given Investor any investment advice, opinion or other information on whether the purchase of the Shares is prudent. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares. The Investor acknowledges that it will be required to bear the cost, if any, of printing the Prospectus.

 (d) Indemnification. The Investor will indemnify the Fund and the Adviser against any claims against them for brokerage or similar fees or commissions payable to any broker, agent or finder retained by or on behalf of the Investor or any of its affiliates or subsidiaries in connection with the transactions contemplated by this Agreement.

(e) Ownership. The Investor does not, and will not as a result of the transactions contemplated by this Agreement, beneficially own five percent or more of the Fund’s issued and outstanding Common Stock.

(f) Trading Activities. The Investor’s trading and distribution activities with respect to the Fund’s Common Stock will be in compliance with all applicable state and federal securities laws, rule and regulations and the rules and regulations of the New York Stock Exchange. Neither the Investor nor any of its affiliates (as that term is defined in Rule 405 promulgated under the 1933 Act) has taken, nor will any of them take, directly or indirectly, any action designed to cause or that would result in, or which constitutes or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the Fund’s Common Stock to facilitate the purchase, sale or resale of the Shares.

(g) Anti-Money Laundering Compliance.

(i)        The Investor represents and warrants that the payment for the Shares was not directly or indirectly derived from illegal activities, including any activities that would violate federal or state laws or any U.S. or non-U.S. anti-money laundering laws or regulations.

(ii)        The Investor acknowledges that federal law, regulations and Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) prohibit the Company from, among other things, engaging in transactions with, and providing services to, certain foreign countries, territories, entities and individuals identified on the list of Specially Designated Nationals and Blocked Persons created by OFAC (the “OFAC List”), and published on its website at www.ustreas.gov/ofac.

(iii)        The Investor represents and warrants that neither the Investor, nor any person controlling, controlled by, or under common control with, the Investor, nor, to the best of the Investor’s knowledge, any person having a beneficial interest in the Investor, or for whom the Investor is acting as agent or nominee in connection with this investment is a “Prohibited Person.”  A Prohibited Person includes:  (i) an individual entity or organization identified on the OFAC List; (ii) a person or entity whose name appears on such other lists of prohibited persons and entities as may be mandated by applicable law or regulation, e.g., Federal control or watch lists; (iii) a “foreign shell bank” as that term is defined by the U.S. Treasury Department; and (iv) a person or entity resident in or whose subscription funds are transferred through a jurisdiction identified as non-cooperative by the Financial Action Task Force.

(iv)        The Investor represents and warrants that it is not a “senior foreign political figure,” an “immediate family member of a senior foreign political figure” or a “close associate of a senior foreign political figure,” as such terms are defined in and within the meaning of the USA PATRIOT Act of 2001, and that the Investor is not making an investment in the Fund on behalf of such a person.

(v)         The Investor confirms that all information and documentation provided to the Fund, including, but not limited to, all information regarding the Investor’s identity, business, investment objectives, and source of the funds to be invested in the Fund, is true and correct.

5.      Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any Party to this Agreement, all covenants, agreements, representations and warranties made by the Fund, the Adviser and the Investors herein shall survive the execution of this Agreement, the delivery to the Investors of the Shares being purchased and the payment therefor.

6.      Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by a nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, or (iv) if delivered by facsimile, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

if to the Fund, to:

Tortoise Energy Infrastructure Corporation
11550 Ash Street, Suite 300
Leawood, Kansas 66211
Attention: P. Bradley Adams
Facsimile No.: (913) 981-1021

if to the Investors, to:

[Name of Investor]
5700 W. 112th Street, Suite 500
Overland Park, Kansas 66211
Attn: Christian Scharosch
Facsimile No. ______________

7.      Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by each Party.

8.      Headings. The headings of the various sections of this Agreement have been inserted for convenience or reference only and shall not be deemed to be part of this Agreement.

9.      Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

11.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party.

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In witness whereof, the Parties have caused this Agreement to be executed by their respective representatives, hereunto duly authorized, as of the date first written above.

FUND:	Tortoise Energy Infrastructure Corporation

	By:	/s/ P. Bradley Adams
Name: P. Bradley Adams
Title: CEO

ADVISER:	Tortoise Capital Advisors, LLC

	By:	/s/ P. Bradley Adams
Name: P. Bradley Adams
Title: Managing Director

INVESTORS:	Bicknell Family Holding Company, LLC

	By:	/s/ Martin C. Bicknell
Name: Martin Bicknell
Title: Manager
Number of Shares: 868,961
Purchase Price: $25,000,007.97

Bicknell Family Holding Company II, LLC

	By:	/s/ Martin C. Bicknell
Name: Martin C. Bicknell
Title: Manager
Number of Shares: 173,792
Purchase Price: $4,999,995.84

MCHC, LLC

	By:	/s/ Martin C. Bicknell
Name: Martin C. Bicknell
Title: Manager
Number of Shares: 173,792
Purchase Price: $4,999,995.84